UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 28, 2015 (December 17, 2015)

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Marys, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2015, Stephen P. Lucado, Chairman of the Board of Trans Energy, Inc., a Nevada corporation (the “Company”) was appointed as Treasurer of the Company. In that capacity, he will serve as principal financial officer of the Company.

Stephen P. Lucado, age 43, became a director on June 29, 2011 and was elected Chairman of the Board on April 17, 2012. He has over 19 years of professional financial experience. He has been associated with various financial companies and has managed investments in the oil and gas and power industries. Since 2009, Mr. Lucado has served as Senior Managing Director and Founder of Three Oaks Group, specializing in financial advisory to companies in the oil and gas industry. In 2009, he served as interim CFO of Texas American Resources Company in Austin, Texas, an oil and gas exploration and production company. From 2006 to 2008, Mr. Lucado was a director managing an investment portfolio with Z Capital Partners, LLC in Lake Forest, Illinois. Mr. Lucado holds a Bachelor of Arts Degree in history and science from Harvard University and a Master of Business Administration Degree from the University of Chicago.

There was no change to Mr. Lucado’s compensation associated with this appointment. Mr. Lucado is not a party to any transaction with the Company that would be required to be reported pursuant to Section 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: December 28, 2015	By	/s/ John G. Corp
John G. Corp
President